Exhibit 3.2
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
WORLD WIDE WATER GROUP, INC.
Document Number: P05000103025

Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment adopted:

ARTICLE I. The name of the corporation is: WaterPure International, Inc.

SECOND: The date of each amendment=s adoption: April 3, 2006

THIRD: Adoption of Amendment(s) Check One:

G	The amendment(s) was/were approved by the shareholders. The number of votes cast for amendment(s) was/were sufficient for approval.

G	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

AThe number of votes cast for amendment(s) was/were sufficient for approval by ___________________ (voting group).@

:	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

G	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation this 3rd day of April, 2006.

By: /s/ Paul Lipschutz
Paul Lipschutz, President